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                                                                      EXHIBIT 14
                                    RTW, INC.

                       CODE OF ETHICS AND BUSINESS CONDUCT

                             ADOPTED MARCH 10, 2004

                                  INTRODUCTION

Our Commitment                         We are firmly committed to
                                       conducting our business lawfully and
                                       ethically. We believe it is essential for each of our directors, officers, employees and other representatives to act at all times with honesty and propriety, to exercise good judgment and to conduct business in a manner that can be supported without reservation or apology.

The Code It is not possible to develop a detailed set of rules, policies or procedures that cover all circumstances. The best guidelines are individual integrity, common sense and compliance with law. This Code of Ethics and Business Conduct (the "Code") provides a basic guide to assist our directors, management, employees and others acting on our behalf in understanding their responsibilities.

Applicability of Code                  This Code applies to each of our
                                       directors, officers, employees and other representatives and to their immediate family members. We will inform our independent distributors, dealers and agents of the importance of adhering to the provisions and principles of this Code.

                    OUR RESPONSIBILITIES FOR HONEST BUSINESS

Ethical Conduct                        Our reputation for legal and ethical
                                       behavior is one of our most valuable
                                       assets. We are all responsible for
                                       safeguarding this important asset.

                                       We have a policy of strict compliance
                                       with all laws, whether federal, state,
                                       local or foreign. Our reputation is built on more than compliance with applicable laws -- the highest standards of ethical behavior are essential to maintaining our good reputation. We do not tolerate unethical or dishonest conduct.

Conflicts of Interest                  You have a responsibility to avoid all
                                       influences, interests or relationships
                                       that might adversely affect your
                                       commitment to our business or distort
                                       your business judgment. You should make
                                       business decisions based upon the best
                                       interests of our company.

                                       While it is not possible to develop a
                                       comprehensive set of rules covering all
                                       circumstances, the following are examples of activities that could be considered a conflict of interest if undertaken by you or members of your household:

                                       - Owning a substantial interest in any
                                       competing business or in

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                                       any outside concern that does business
                                       with us;

                                       - Providing services as a director,
                                       manager, consultant, employee or
                                       independent contractor to any outside
                                       concern that does business with us or is in a competing business, except with our specific prior knowledge and consent;

                                       - Engaging in any outside employment that is in conflict with an essential business-related interest or that requires significant time, attention or energy, except with our specific prior knowledge and consent;

                                       - Accepting gifts (other than gifts of
                                       nominal value), favors, compensation,
                                       loans, excessive entertainment or other
                                       similar activities from our competitors
                                       or from any other company or person that does business or seeks to do business with us, except with our specific prior knowledge and consent;

                                       - Representing us in any transaction with a person or organization in which you or your immediate family have a direct or indirect personal interest or may derive a benefit;

                                       - Competing directly or indirectly with
                                       us in the design, marketing, purchase or sale of products or services;

                                       - Taking advantage of any business
                                       opportunity that would rightfully belong to us;

                                       - Using or revealing (without proper
                                       authorization) any trade secrets about
                                       RTW's services, methods, processes or
                                       products, confidential financial
                                       information or other confidential
                                       information concerning our plans,
                                       decisions or activities, including
                                       information that is not available to the general public and that could be considered of some importance in a decision whether to buy or sell our stock or our business partners' securities.

                                       Additional guidelines and more detailed
                                       information regarding some of the above
                                       examples can be found at the
                                       "Confidential Information" and "Insider
                                       Trading" sections of this Code.

Undue Influence or Bribery             It is illegal to pay or receive a bribe
                                       intended to influence business conduct.
                                       Our policy follows a higher standard than the law requires and prohibits any activity that creates an appearance of impropriety. Use of Company funds or property to bribe or unduly influence any decision by a director, officer, employee or agent of another company or any governmental employee or official is strictly prohibited.

Gifts,Donations,                       You may not accept or offer any gift,
Bequests and Legacies                  offer of travel, or unusual hospitality
                                       from any person or organization in
                                       connection with any transaction with us.
                                       However, unsolicited gifts of nominal
                                       value or

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                                       customary hospitality from persons or
                                       entities doing business with us may be
                                       allowed when it is clear that no intent
                                       is being made to influence or obligate.

                                       Business courtesies such as meals,
                                       transportation and entertainment must be modest in amount and related to a legitimate purpose. No director, officer or employee must provide entertainment, meals or gratuities to any customer or other business associate (or group thereof) of the Company of more than nominal value, or give any gift to such a person or group, without first obtaining written approval from the Company. No business courtesies may be given with either an explicit or implicit understanding to use or purchase the Company's products or services.

                                       Donations to customers and those closely affiliated with customers must entail a benefit to society and must be made to promote good corporate citizenship. Such donations should be provided in compliance with applicable laws and authorized by an appropriate Company officer.

                                       Neither you nor any member of your
                                       immediate family may accept a bequest or legacy from any of our customers (other than a relative or person who has never had business dealings with us) under a will or trust without our advance written permission.

Company Resources                      Our telephones, email and mail service
                                       should be used only for Company business.
                                       Personal telephone calls and email should be limited.

                     OUR RESPONSIBILITIES IN OUR MARKETPLACE

Regulatory Matters                     Our business is heavily regulated by
                                       governmental agencies. Every employee is responsible for ensuring compliance with regulatory requirements. If you have any concerns with respect to the regulatory compliance of our business, report these concerns immediately to management. We are committed to maintaining an open and professional relationship with regulators on matters of regulatory policy and compliance.

Fair Competition and Antitrust         The primary antitrust concerns in our
                                       segment of the industry lie in the direct communications with our competitors. Our competitors include anyone in our geographic markets marketing or selling products and services that are the same as, or similar to, those we market and sell.

                                       The McCarren-Ferguson Act of 1944 removed insurance from federal antitrust regulation and gave that responsibility to the individual states. We are required to comply with various state antitrust and unfair competition laws. These laws are complex and vary from state to state. The following activities are generally prohibited under these laws:

                                       - Agreements with competitors that harm
                                       customers, including price


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                                       fixing and allocations of customers or
                                       contracts.

                                       - Use of theft, deceit, or subterfuge in order to obtain information;

                                       - Engaging in illegal kickbacks, tying,
                                       refusals to deal, price discrimination or other illegal competitive practices.

                                       Employees may not discuss information
                                       with our competitors relating to such
                                       subjects as projected sales for any
                                       specific product or service, revenues or expenses, unannounced products and services, pricing strategies, personnel situations and other proprietary information.

                                       If you are in doubt about whether any
                                       particular conduct is appropriate, you
                                       should seek guidance from management.

Sales and Marketing                    Our goal is to build long-term
                                       relationships with our customers by
                                       demonstrating honesty and integrity. All of our marketing and advertising will be accurate and truthful and in compliance with laws regulating our products and services. Deliberately misleading messages, omissions of important fact, or false claims about our competitors' offerings are never acceptable.

                                       We will only obtain and conduct our
                                       business legally and ethically. Bribes or kickbacks are not acceptable and are strictly prohibited under both state and federal law.

                        OUR RESPONSIBILITIES TO EMPLOYEES

Respect Our employees make a difference in our performance as a company. Without dedicated employees, we would be unable to serve our customers. We expect and require compliance with all requirements of applicable labor laws -- including those regarding occupational health and safety, equal employment opportunity, sexual harassment, rates of pay and overtime. We strive to provide our employees with a working environment of mutual respect and support that allows them to be productive and effective in their jobs.


Equal Opportunity                      We are an equal opportunity employer. We
                                       are committed to providing a work
                                       environment that is free from
                                       discrimination and harassment of any
                                       kind, whether verbal, physical or visual.
                                       Discrimination and harassment are
                                       strictly prohibited and will not be
                                       tolerated.

Safety A safe and healthy work environment is of the utmost importance to us. We are committed to complying with Occupational Safety and Health Administration Requirements (OSHA) requirements. Great care must be taken in order to promptly correct any safety problems in the workplace. You must report all accidents to the appropriate supervisors or management, no matter how slight.





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                   OUR RESPONSIBILITY FOR COMPANY INFORMATION

Confidential Information               Our success depends upon our ability to
                                       maintain certain information in
                                       confidence. That information includes any non-public information relating to the
                                       Company, our customers, which include
                                       agents, employers and claimants, and
                                       suppliers, or anyone else who receives
                                       information as part of a business
                                       relationship. Non-public information
                                       about past results and anticipated future plans should be protected. Confidential information should not be disclosed to anyone outside of the Company or to anyone inside the Company who does not have a need to know that information.

                                       We must protect customer and employee
                                       information, which includes agents,
                                       employers and claimants, which is
                                       sensitive, private or confidential just
                                       as carefully as our own. Only those who
                                       have a need to know should have access to confidential information. Both federal and state privacy laws, including the health Insurance Portability and Accountability Act (HIPPA), regulate the disclosure and use of information regarding a person's health or treatment or payment for health care. Any use or disclosure of this information, except in compliance with these laws, could result in criminal or civil punishment, as well as disciplinary action up to and including termination of your employment. Consult with our management if you have questions about these privacy laws.

                                       Our employees are expected to cooperate
                                       with reasonable requests for information from government agencies and regulators, and to consult with management before responding to any non-routine requests. All information provided must be truthful and accurate.

Disclosure of                          Our financial information is not to be
Corporate News                         released to anyone unless it is
and Information                        included in a published report, or
                                       otherwise made generally available to the public. Questions concerning the disclosure of confidential information should be referred to the appropriate corporate officers. Confidential business matters, which could be of interest to competitors, and customer information should never be discussed with representatives of the media or in any other public forum. All media inquiries or requests for information from financial analysts or our shareholders should be referred to the appropriate corporate officers.

Insider Trading                        We have adopted a formal policy relating
                                       specifically to insider trading. You can obtain a copy of this policy upon request.

                                       You may not purchase or sell our
                                       securities (or the securities of our
                                       customers or vendors) if you are in
                                       possession of material information which has not been disclosed to the general public. This rule also applies to your family members. Doing so constitutes a violation of the law and is against our policy.

                                       Information should generally be regarded as "material" if there is a likelihood that it would be considered important by an investor in



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                                       making a decision regarding purchasing,
                                       selling or holding the securities. The
                                       analysis of whether information is
                                       material requires the consideration of
                                       many factors. Examples might include
                                       unreleased sales or earnings figures,
                                       projections of future earnings or losses, news of a pending or proposed merger or asset purchase, a major new contract or lawsuit, a change in dividend policies, a change in management, news of a significant sale of assets or the disposition of a subsidiary, and the gain or loss of a major supplier. Either positive or negative information may be material.

                                       Disclosure of material inside information to others who then trade in securities is also prohibited. The potential penalties apply to those who trade on the basis of the "tipped" information as well as those responsible for supplying information (even if the tipped information is received from, and supplied to, persons outside of the Company).

                                       Our directors and executive officers must comply with additional requirements when trading in our securities. Those requirements include the avoidance of "short swing" trading and the filing of periodic reports with the Securities and Exchange Commission (SEC) relating to their trading activities.

                                       There are no exceptions to this policy
                                       and its violation may result in serious
                                       criminal and civil penalties, in addition to disciplinary action or discharge.

Personal Investments                   In addition to our policies regarding
                                       Insider Trading, you should be
                                       particularly cautious regarding
                                       investments that may appear improper to
                                       customers, regulatory authorities or the public. Transactions that create the appearance that an individual working for us may be improperly benefiting from his or her relationship with us or violating his or her fiduciary responsibilities should be avoided. This policy applies equally to investments by members of your immediate family.

                  OUR RESPONSIBILITIES FOR ACCURATE BOOKKEEPING

Accurate Records                       Company books and records must be
                                       properly maintained and must accurately
                                       reflect all transactions. No undisclosed or unrecorded funds or assets may be established for any purpose. All contracts under which funds are disbursed must accurately state the purposes for which these funds are paid and must not be misleading. Our financial statements and other disclosure must be full, fair, accurate, timely and understandable.

Foreign Corrupt Practices              We are subject to the Foreign Corrupt
Act Requirements                       Practices Act of 1977 (the "FCPA").
                                       Our policy is to strictly comply with the provisions of the FCPA, which establishes certain accounting requirements and prohibits the bribery of foreign governmental officials.

                                       Through the FCPA we are subject to two
                                       interrelated accounting requirements.
                                       First, the FCPA requires that we maintain books, records



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                                       and accounts which fairly and accurately
                                       reflect our transactions and dispositions of assets in reasonable detail. This requirement is designed to improve the accuracy of our financial records and the audits that represent the cornerstone of our financial disclosures. Second, the FCPA requires that we devise and maintain a system of internal accounting controls that are sufficient enough to provide reasonable assurances that our bookkeeping and accounting objectives will be attained.

                                       The FCPA also prohibits us from directly or indirectly giving anything of value to foreign government officials, foreign political parties, candidates for political office, or any person where the payment will inure to the benefit of any of the above parties for the purpose of obtaining special treatment from a foreign government official, even if the payment is requested by that person or organization.

Records Retention                      We have established and maintain a formal
                                       records retention and disposal policy.
                                       You should be aware of this policy and
                                       understand the procedure for the
                                       retention of business documents.

                                       Never alter or destroy documents or
                                       records in response to an investigation
                                       or other lawful request.

               OUR RESPONSIBILITIES FOR OUR INTELLECTUAL PROPERTY

Protection of Our Intellectual         We protect our intellectual property by
Property                               seeking patent, copyright or trade
                                       secret protection and by preventing
                                       disclosure or loss of confidential
                                       information. Our patents, copyrights,
                                       trademarks and other proprietary rights
                                       represent valuable corporate assets. You are expected to take appropriate steps to protect our patents, copyrights, trademarks, trade secrets and other proprietary information.

Intellectual Property                  Any inventions, designs, discoveries,
and Your Employment                    ideas, concepts, works of authorship
                                       and trade secrets created during the
                                       employment relationship -- or which arise out of an employee's work or are created using an employer's time, materials or assets -- are owned by the employer. You are expected to cooperate with us in documenting our ownership of all intellectual property developed by you during your employment with us.

Intellectual Property Rights of        The proprietary rights of others must be
Others                                 respected. You may not engage in
                                       industrial espionage or acquire
                                       information about other companies or
                                       their products and technology through
                                       improper means. If you receive a
                                       confidential disclosure of trade secrets of a technical or business nature from an outside source, it should be received under the terms of a written agreement that spells out our obligations and rights with respect to the use and protection of the information.

                     YOUR RESPONSIBILITY IN YOUR COMMUNITIES

Personal Conduct                       You should always be mindful of our
                                       reputation in the communities we




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                                       serve. The success of our business
                                       depends on building trust with our
                                       customers and the public. This trust is
                                       built by your conduct at work and in your community. Therefore, it is extremely important that you conduct your business and personal affairs in such a way as to avoid discredit or embarrassment. You should treat all customers and co-workers with respect and courtesy at all times, whether or not "on the job."

Political Activities                   We believe that it is important for every
                                       citizen to take an active interest in
                                       political and governmental affairs. All
                                       of our personnel are encouraged to keep
                                       themselves well-informed concerning
                                       political issues and candidates and to
                                       take an active role in fostering better
                                       government. If you elect to participate
                                       in political activities, however, you
                                       should make it clear at all times that
                                       your participation is done as a purely
                                       private citizen and not in the capacity
                                       of a representative of the Company. You
                                       may contribute as you choose to a
                                       particular political candidate or ballot proposition as long as those contributions are personal.

                                       We have a right to political expression
                                       on issues and we may express ourselves
                                       through contributions to campaigns that
                                       do not involve the election of candidates and are not prohibited by law.


             OUR RESPONSIBILITIES FOR ENFORCEMENT AND ACCOUNTABILITY

Enforcement and Accountability         Violation of the principles of this Code
                                       or applicable policies and procedures by any of our directors, officers or employees (or their immediate family members, to the extent applicable) will result in disciplinary action, up to and including discharge of the officer or employee. Violation of this Code by any business partner may result in termination of the distribution, dealer or agency agreement. In some cases, violation of this Code may also be a violation of civil or criminal law and any disciplinary action by the Company would be in addition to any governmental civil or criminal penalties.

                                       Any employee who wishes to request waiver of, or required consent under, any provision of this Code must make a written request to their immediate supervisor; in the case of the Company's executive officers and directors, requests for waivers or required consents must be made to the Company's Audit Committee.

Reporting Violations                   We have adopted a Policy on Reporting and
                                       Investigating Allegations of Suspected
                                       Improper Activities (the "Reporting
                                       Policy") that governs the investigation
                                       and reporting of improper activities,
                                       including violations of this Code, and
                                       allows employees to submit certain
                                       concerns in a confidential and anonymous manner.

                                       If you believe that you have discovered a possible violation of the letter or intent of this Code, you may contact a supervisor, manager or officer.





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                                       In the event an alleged violation
                                       involves a member of the Board of
                                       Directors or an officer of the Company, a report may be made in writing to the Audit Committee. All reports of a possible violation will be forwarded unopened, unaltered and anonymously to the Audit Committee with the same "whistleblower" protection as in our Reporting Policy.

Who to Contact Regarding Accounting    If you have questions or concerns about
Concerns                               the accounting or auditing practice
                                       of RTW, including its internal accounting controls, you are encouraged to report these concerns to the RTW Audit
                                       Committee.

                                       These reports should be submitted and
                                       will be administered as outlined in our
                                       Reporting Policy.

Who to Contact with Questions or       If you have questions or concerns
Concerns on Code of Ethics and         relating to this Code, you may contact:
Conduct


                                       Jeffrey Murphy
                                       President
                                       RTW, Inc.
                                       8500 Normandale Lake Blvd., Suite 1400
                                       Bloomington, MN 55437
                                       Telephone: 952-893-0403




Under federal law, RTW, Inc. may not discharge, demote, suspend, threaten, harass, or in any other manner discriminate against an employee in the terms and conditions of employment because of any lawful report regarding a violation of any rule or regulation of the Securities or Exchange Commission or any federal law relating to fraud against shareholders of RTW.







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